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                                                                    EXHIBIT 99.3


GUARANTEE FROM VINCI SA IN SUPPORT OF OUR LINE WITH WORLDWIDE FLIGHT SERVICES

Sirs,

Per our request, you agreed to grant to our subsidiary WORLDWIDE FLIGHT SERVICES an uncommitted line of credit of US$15,000,000 available for letters of credit and standby letters of credit.

We noted that the line of credit has been granted to WORLDWIDE FLIGHT SERVICES in light of the bounds which link us to the Company and due to the fact that we have always acted in a way that prevented any financial institution to record losses generated from their activity with one of our subsidiaries.

We hereby guarantee unconditionally and irrevocably the full and punctual payment by WORLDWIDE FLIGHT SERVICES of any obligation that the Company would owe you under the above mentioned line of credit.

The present guarantee will remain effective as long as your institution will not have been fully repaid under the above mentioned line of credit.

Best Regards,

    /s/ Bernard Huvelin
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Bernard Huvelin
General Director